Exhibit 99.1

SUNWORKS ANNOUNCES CEO TRANSITION

PROVO, UT / ACCESSWIRE / October 18, 2023 / Sunworks, Inc. (NASDAQ:SUNW), a high-performance solar and battery storage solutions provider across residential, agricultural, commercial, industrial and public works markets, today announced Gaylon Morris has decided to step down as Chief Executive Officer and Director and that its Board of Directors has elected Mark C. Trout as President and Chief Executive Officer and Director, effective immediately. To support the transition, Gaylon Morris will remain with Sunworks as an advisor through December 31, 2023.

Mark Trout joined Sunworks as Group CEO, Residential Segment, in July 2023. He brings more than 35 years of senior commercial, development and operational experience to Sunworks, including deep sector expertise within the residential solar and advanced technologies industries. He most recently served as President of WeLink Communications, a residential internet service provider. Previously, he served as Chief Technology Officer for both Sunrun and Vivint Solar, where he led the implementation and execution of all IT and Product Technology initiatives, including solar product innovation.

Patrick McCullough, Board of Directors Chairman, said, “Mark is the ideal person to lead Sunworks in its next evolution of profitable growth. He brings extensive Residential Solar expertise following his tenure as an executive at Sunrun and Vivint Solar. Mark has a proven track record of growth, business development and transformation. He combines this with a strong financial acumen, a process optimization mindset and as a catalyst for change. Since joining the company, Mark has made decisive actions to reduce cost and streamline the business operations of Solcius. The Board and I have confidence that Sunworks has a bright future with Mark serving as CEO.”

Trout commented, “I want to thank the Board for their trust and confidence in electing me as Sunworks next CEO. I am excited to lead Sunworks and serve our shareholders, employees and customers. Sunworks is uniquely positioned to capitalize on the long-term secular trends of solar adoption, both in residential and commercial markets. I am deeply committed to executing against our stated goals of achieving profitability and creating shareholder value.”

ABOUT SUNWORKS

Sunworks has been providing high-performance solar and battery storage solutions since 2000. The Company acquired Solcius in 2021 to extend its national presence and provide high-quality, performance-oriented solutions to sectors ranging from residential to agricultural, commercial, industrial, federal, and public works. Today, Sunworks is proudly paving the way toward the democratization of renewable energy for all with their agile, partner-centric, and technology-agnostic network that has installed over 200 MW of solar and battery storage systems. Their dependable, solutions-oriented teams are recognized in the industry for their commitment to customer service and renewable energy advancement. Sunworks was recently recognized by Solar Power World as a leading solar supplier and is a member of the Solar Energy Industries Association (SEIA). For more information, visit www.sunworksusa.com and www.solcius.com.

INVESTOR RELATIONS CONTACT

385.497.6955
IR@sunworksusa.com

MEDIA CONTACT

866-600-6800
marketing@sunworksusa.com